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                                                                    EXHIBIT 10.3

December 28, 1999

Ahmad Akrami
Industrialex Manufacturing LLC
63 South Pratt Parkway
Longmont, CO 80501


Dear Ahmad:

We write to record our agreement (the "Agreement") with respect to the matters described herein. Bolder Venture Partners, LLC ("BVP") has reviewed Industrialex Manufacturing LLC ("Industrialex") and its conformal coating operation contemplated in its roll up. BVP wishes to pursue the opportunity presented by Industrialex and to play a significant role in aiding Industrialex in its future growth and Industrialex wishes to engage BVP for that purpose. Accordingly, BVP and Industrialex agree as follows:

1.   BVP will lead a complete financing plan which will include the following:

     (a) an initial U.S.$1,000,000 private placement (the "Initial Placement") to close within 30 days after the later of (i) the signing of this Agreement, and (ii) the corporate continuance of Industrialex into the State of Delaware, subject to the completion, prior to the Initial Placement, of a capital reorganization which will result in Industrialex having a fully-diluted capital structure consisting of
          8.05 million shares;

     (b) immediately upon completion of the Initial Private Placement, BVP will lead and direct an initial public offering (the "IPO") to raise approximately US $2.0 million in a common stock and convertible debenture, depending on market conditions, and listing of Industrialex shares on the Vancouver Stock Exchange (the "VSE"); and

     (c) following the IPO, BVP will assist with a placement which will qualify Industrialex to list its shares on the Nasdaq Small Cap Market Place at a fee to be determined.

     In addition, Industrialex will pay BVP a success fee of U.S. $50,000, on closing of the Initial Placement. The time horizon from the Initial Placement through the IPO and to completion of the Follow-On Placement which will be in the range of 18 - 24 months. BVP is prepared to fund, if required, as agent and as principal, not less than 40% of each tranche.

     Industrialex management will provide BVP with a "President's List" of close personal friends, relatives and business associates who have expressed interest in participating in financings carried out by Industrialex and BVP. Industrialex management and BVP will agree on the approximate number of Industrialex shares to be reserved for subscribers from the President's List. BVP will have the right, but not the obligation, to accept subscriptions from the President's List, in the denominations and to the persons set out therein. BVP may include one or more a sub-agent in the financing process, if required. The sub-agents shall consist of firms suggested by either Industrialex




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     or BVP. Sub-agents shall receive a percentage of any fees paid to BVP, in an amount to be determined by BVP, for any portion of a financing raised by them.

2. Subject to an approved capital reorganization of Industrialex, BVP proposes that: (i) the Initial Placement consist of 2,000,000 shares at a price of US $0.50 per share (US $1,000,000); (ii) the IPO consist of approximately 1,000,000 shares at approximately US $1.00 per share (US $1,000,000) and $1,000,000 Convertible Debenture 10% coupon convertible at US $1.25; and
     (iii) the Follow-On Placement will raise an amount and at a price to be determined with reference to market conditions at the time.

3. In partial consideration of BVP's services, Industrialex will issue BVP warrants (the "Warrants") to purchase 805,000 shares exercisable for a period of five years from the date hereof, which will vest in three tranches, subject to performance by BVP, as follows:

          400,000 of the Warrants will be exercisable upon execution by Industrialex of this Agreement, at a price of U.S.$0.25 per share;

          205,000 of the Warrants will be exercisable upon completion of the Initial Placement, at a price per share equal to the private placement price (estimated to be US $0.50 per share);

          200,000 of the Warrants will be exercisable upon completion of the IPO, at a price per Share equal to the IPO price (estimated to be US $1. 00 per share);

     The Warrants and any shares issued upon their exercise will have the customary anti-dilution protection and demand and piggyback registration rights, which will be set out in the Warrant certificates. If all of the Shares of Industrialex are purchased by a third party, unaffiliated to Industrialex, its shareholders, officers or directors, prior to the vesting of all of the Warrants in accordance with the foregoing schedule, BVP will have no entitlement to exercise any Warrants which have not vested at the time of completion of that transaction.

4. The proposed capital structure, depending on market conditions, for this project is as follows:

Share Type                 No. of shares      Debt       Price
----------                 -------------      ----       -----
Founders                     4,250,000
Private Placement            2,000,000                   $  .50
Initial Public Offering
  Common Stock               1,000,000                   $ 1.00
  Convertible Debenture                    $1,000,000      10% coupon, convertible @ $1.25

5. Industrialex will pay BVP's reasonable out-of-pocket expenses up to $3,000 per month. Expenses exceeding US $3,000 per month will require prior approval from Industrialex management in order to qualify for reimbursement.


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6.   BVP will also serve as corporate development and financial advisor to
     Industrialex for a period of 12 months, and in that capacity will advise and assist with respect to matters including, but not limited to: (i) strategic planning; (ii) the recruitment of senior management, employees and directors; (iii) the financings described above, culminating in the securing of a NASDAQ listing with sponsorship from a US investment banking firm. This engagement will commence effective December 1, 1999 and will continue to have effect until November 30, 2000. In consideration of BVP's services in this advisory capacity, Industrialex will pay BVP a monthly fee of U.S. $4,500 on the first business day of each month throughout the engagement period.

BVP looks forward to aiding current management in developing Industrialex into a major provider of conformal coating. We believe that the combination of current management's skills and the experience BVP brings, from a financial markets perspective, will successfully drive the growth of Industrialex. Throughout the term of this agreement, BVP will report directly to you on all financing and/ or operational issues concerning Industrialex.

Please confirm our agreement, set forth above by executing, in the space indicated below, and returning to us the enclosed copy of this letter.

Sincerely yours,

BOLDER VENTURE PARTNERS, LLC


   /s/ Daryl Yurek
-----------------------
Daryl Yurek
General Partner


Accepted and agreed to as per the terms set forth above, this ___ day of December 1999.


Industrialex Manufacturing LLC.



By:     /s/ Ahmad Akrami
   ---------------------
     President